UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 14, 2007

Kana Software, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

181 Constitution Drive, Menlo Park, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

(650) 614-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 14, 2007, Kana Software, Inc. (“KANA”) entered into an amendment (the “Amendment”) to its Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”) with Bridge Bank dated as of February 27, 2007, as amended. The Amendment provided for additional loans to KANA in the amount of $1.5 million, all of which were advanced on June 14, 2007, to fund mergers and acquisitions activities and pay acquisition related expenses. The Amendment also provides for an additional $500,000 of such loans to be available to KANA under certain circumstances. These loans are required to be repaid on September 30, 2007, and bear interest at the lender’s prime rate plus 1.75%. In addition, the amendment provides for Bridge Bank to make equipment advances to KANA from time to time to finance capital expenditures, in an aggregate amount of up to $1 million (subject to increase to $2 million under certain circumstances). These equipment advances will bear interest at the lender’s prime rate plus 1.25%, subject to reduction under certain circumstances, and are required to be repaid in 33 monthly installments beginning on March 31, 2008. In addition, the Amendment modified the financial covenants set forth in the Loan and Security Agreement, provided for the payment of certain fees to Bridge Bank, and limited the total amount of loans under the Loan and Security Agreement to $10 million (excluding equipment advances).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On June 14, 2007 (the “Closing Date”), KANA agreed to issue an aggregate of 600,000 shares of its common stock (the “Stock”) to the former members of eVergance Partners LLC (“eVergance”) and Mark Angel and an aggregate of 400,000 non-equity plan options to purchase shares of its common stock (the “Options”) and an undisclosed amount of cash consideration to the former members of eVergance, in connection with the acquisition of all the membership interests of eVergance. Twenty-five percent of the Stock was issued as of the Closing Date and an additional twenty-five percent will be issued three, six and nine months after such date. Twenty-five percent of the Options are exercisable as of the Closing Date and an additional twenty-five percent of the Options will be exercisable three, six and nine months after such date. The Options have an exercise price per share equal the closing sale price of KANA’s common stock on June 13, 2007 as quoted on the Over the Counter Bulletin Board. KANA relied on an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The former members of eVergance and Mr. Angel represented to KANA that they were “accredited investors” as defined in Rule 501(a) promulgated in the Securities Act and that they were purchasing the Registrable Securities for their own account and not with a present view towards the public sale or distribution thereof.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On June 18, 2007, KANA entered into an arrangement with Michael S. Fields, chief executive officer of KANA, under which KANA has agreed to pay the security deposit and monthly rent payments on behalf of Mr. Fields in connection with corporate housing in northern California. The security deposit is $6,000 and the monthly payments are approximately $5,500 and will be paid beginning in July 2007, for one year. These payments will be in lieu of any salary increase for Mr. Fields set for 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANA SOFTWARE, INC.

By:	/s/ John M. Thompson
John M. Thompson
Chief Financial Officer

Date: June 20, 2007